Exhibit F-2(b)






                                                               October 14, 1998




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                  Re:      Jersey Central Power & Light Company
                           Metropolitan Edison Company
                           Pennsylvania Electric Company
                           SEC File No.70-7862
                           -------------------

Ladies and Gentlemen:

                  We have examined Post-Effective Amendment No. 4 to the Application on Form U-1, dated July 13, 1998, under the Public Utility Holding Company Act of 1935 (the "Act"), filed with the Securities and Exchange Commission ("Commission") by Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec") (collectively, the "GPU Companies"), subsidiaries of GPU, Inc. ("GPU"), which has been docketed in SEC File No. 70-7862, as about to be amended by Post-Effective Amendment No. 5 thereto, dated this date, of which this opinion is to be a part. (The Application, as amended and as thus to be amended, is hereinafter referred to as the "Application".)

                  The Application contemplates, among other things, that the GPU Companies would amend and/or restate their existing lease agreements with lessor fuel corporations (as so amended, the "Lease Agreements") to provide for the future acquisition and leasing of nuclear fuel, assemblies and component parts ("Nuclear Material") for use at Oyster Creek nuclear generating station ("Oyster Creek") and the Three Mile Island Unit 1 nuclear generating station ("TMI-1"). JCP&L owns 100% of Oyster Creek and the GPU Companies jointly own TMI-l in the following percentages: JCP&L - 25%; Met-Ed - 50%; and Penelec - 25%. The initial terms of the Oyster Creek and TMI-1 Lease Agreements will be for 364 days, subject to annual renewal upon the satisfaction of certain conditions. The total amount of acquisition costs for Nuclear Material which may be outstanding at any one time under the Lease Agreements may not exceed $90 million in the case of the Oyster Creek Lease Agreement and $100 million in the case of the TMI-l Lease Agreements. The fuel lessors would establish new credit facilities with The First National Bank of Chicago, and PNC Bank, National Association, to provide financing for the acquisition of Nuclear Material for Oyster Creek and TMI-l.


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Securities and Exchange Commission
October 14, 1998
Page 2


                  We have been counsel to Met-Ed, a Pennsylvania corporation, for many years. In such capacity, we have participated in various proceedings relating to Met-Ed and we are familiar with the terms of the outstanding securities of Met-Ed.

                  We have examined, among other things, the Lease Agreements, the Articles of Incorporation and By-laws of Met-Ed as amended to date. We have also examined the Securities Certificate ("Securities Certificate") of Met-Ed filed with the Pennsylvania Public Utility Commission ("PaPUC"). In addition, we have examined such other instruments, agreements and documents and made such other investigation as we have deemed necessary as a basis for this opinion.

                  Based upon the foregoing, and assuming that the PaPUC issues orders registering the Securities Certificate filed by Met-Ed and that the transactions proposed in the Application are carried out in accordance therewith, we are of the opinion that when the Commission shall have entered an order forthwith granting the Application,

                           (a)  all   Pennsylvania   state  laws  applicable  to
                  Met-Ed's participation in the proposed transaction will have been complied with; and

                           (b) the Lease  Agreement  will be valid  and  binding
                  obligations of Met-Ed which is a party thereto in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting creditors' rights generally and the Atomic Energy Act of 1954, as amended, and the regulations thereunder and general principles of equity.

                  We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                         Very truly yours,



                                         RYAN, RUSSELL, OGDEN & SELTZER LLP